May 24, 2003

Securities and Exchange Commission
Attn:  Operations Filing Desk

450 5th Street NW
Washington, DC  20549

To whom it may concern:

Enclosed please find a copy of the 2003 Semi-Annual Report to Shareholders that was mailed to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.

Sincerely,

//John R. Overturf
John R. Overturf
President

Enclosure

May 24, 2003

Securities and Exchange Commission
Attn:  Filing Desk
1801 California, Suite 4800

Denver, CO  80202-2648

To whom it may concern:

Enclosed please find a copy of the 2003 Semi-Annual Report to Shareholders that was mailed to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.

Sincerely,

//John R. Overturf
John R. Overturf
President

Enclosure